Exhibit 3.8

BY-LAWS

OF

MARDIAN CONSTRUCTION COMPANY

NAME CHANGED TO:

PERINI BUILDING COMPANY, INC.

ON DECEMBER 9, 1991

ARTICLE I

STOCKHOLDERS MEETINGS

Section 1. - Annual Meetings. The annual meeting of the stockholders shall be held at 2 o’clock P.M. on the first Monday in November of each year at the principal office of the corporation; provided, however, that whenever such date falls upon a legal holiday the meeting shall be held on the next succeeding business day. At such meeting the stockholders shall elect directors to serve until their successors shall be elected and qualified.

Section 2. - Special Meetings. Special meetings of the stockholders may be held at the principal office of the company whenever called in writing by the president, the vice-president, a majority of the board of directors, or the holders of twenty-five per cent (25%) of the issued and outstanding stock.

Section 3. - The calls and notices of all meetings of the stockholders shall conform to the provisions of Article VIII of these by-laws.

Section 4. - The president, and in his absence the vice-president, shall preside at all such meetings,

Section 5. - The cumulative system of voting as required by the laws of Arizona shall be followed in the election of directors. On all other matters each stockholder shall be entitled to cast one vote for each share of stock held in his name. All votes may be cast by the stockholders either in person or by proxy. All proxies shall be in writing and shall be filed with the secretary. If instructed, the secretary shall enter a record of such proxies in the minutes of the meeting.

Section 6. — Registered Stockholders. At all meetings of the stockholders only such persons shall be entitled to vote in person or by proxy as appear as stockholders upon the transfer books of the corporation 10 days preceding the date of the meeting unless the stockholders, by a majority vote of the issued and outstanding stock, by resolution grant the privilege of voting to stockholders appearing as stockholders upon a later transfer date preceding such meeting.

Section 7. - Quorum. At any meeting of the stockholders the holders of a majority of the issued and outstanding shares of the corporation present in person or by proxy shall constitute a quorum of the stockholders for all purposes. In the absence of a quorum the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until holders of the amount of stock requisite to constitute a quorum shall attend. At any such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the meeting as originally notified.

Section 8. - All informalities and/or irregularities in calls, notices of meeting and in the matter of voting, form of proxies, credentials, and method of ascertaining those present, shall be deemed waived if no objection is made at the meeting.

ARTICLE II

BOARD OF DIRECTORS

Section 1. - The business and property of the corporation shall be managed by its board of directors.

Section 2. - Vacancies. In case of any vacancy in the board of directors, the remaining members of the board may elect a successor director or directors to hold office until the next meeting of the stockholders, if at the time such directors filling any such vacancies shall be the owners of a sufficient amount of the issued and outstanding capital stock of the company to elect such director or directors, or if they receive the written consent of the holders of so much of said stock to such election. Any meeting at which such director or directors may be elected shall be deemed a stockholders meeting insofar as the election of such director or directors may be concerned.

Section 3. - Regular Meetings. The regular meetings of the directors shall be held at the principal office of the corporation immediately after the adjournment of each annual stockholders meeting; and also at such other times at regular intervals as the board of directors may from time to time by resolution require.

Section 4. - Special Meetings. Special meetings of the board of directors shall be held at the same place whenever called by the president, the vice-president, or by a majority of the board. By unanimous consent of the directors special meetings of the board may be held without call or notice at any time or place. Notice of all calls and meetings of the board of directors shall be as provided in Article VIII of these By-laws

Section 5. - Quorum. A quorum for the transaction of business at any meeting of the directors shall consist of a majority of the board then in office.

ARTICLE III

OFFICERS

Section 1. - Directors shall elect the officers of the corporation as provided in the Articles of Incorporation, and such officers shall be elected at the first meeting of the directors immediately following the annual meeting of the stockholders

Section 2. - The board of directors may appoint such other officers as they shall deem necessary, who shall have such authority to perform such duties as may be prescribed from time to time by the board of directors.

Section 3. - All officers and agents shall be subject to removal at any time by the affirmative vote of the majority of the whole board of directors.

ARTICLE IV

PRESIDENT

The president shall be the chief executive of the company, and shall exercise general supervision over its property and affairs. He shall sign on behalf of the company all certificates of stock, conveyances, mortgages, and contracts, and shall do and perform all acts and things which the board of directors may require of him. He shall receive such compensation for his services as may be fixed by the board of directors.

ARTICLE V

VICE-PRESIDENT

In the event of the president’s absence or inability to act, the vice-president shall have the powers of the president. He shall perform such other duties as the board of directors may impose upon him, and shall receive such compensation as may be fixed by the board of directors.

ARTICLE VI

SECRETARY

The secretary shall keep the minutes of the company, and such books as these by-laws or the resolution of the directors may require him to keep. He shall sign on behalf of the company all certificates of stock, conveyances, mortgages and contracts, shall be the custodian of the seal of the company, and shall affix the seal to all papers and instruments requiring it. He shall perform such other services as the board of directors may impose upon him, and shall receive such compensation as the board of directors may allow.

ARTICLE VII

TREASURER

The treasurer shall have the custody and control of the funds of the company, subject to the action of the board of directors, and shall report the state of the finances of the company at each annual meeting of the stockholders, and at any special meeting of the directors when requested by the president so to do. He shall perform such other services as the board of directors may require of him and shall receive such compensation as the board of directors may allow.

ARTICLE VIII

CALLS AND NOTICES OF MEETINGS

Section 1. - Whenever all of the stockholders shall meet in person or by proxy such meetings shall be valid for all purposes without call or notice, and at such meetings any corporate action may be taken. Whenever all of the directors meet such meetings shall be valid for all purposes without call or notice. No call or notice of any meeting of stockholders or directors shall be necessary if waiver of call and notice be signed by all of the stockholders or directors, whichever the case may be.

Section 2. - At least ten days (inclusive of the date of meeting) before the date of any meeting of the stockholders, the secretary, when requested by the president (or in his absence the vice-president), or a majority of the board of directors, shall cause a written notice setting forth the time, place and general purpose of the meetings, to be delivered personally or by mail, with postage prepaid, to each stockholder of record at his last post office address as it appears on the books of the company.

Section 3. - Regular or special meetings of the board of directors may be called by the president (or in his absence the vice-president), or by a majority of the board of directors, and notice of such meeting shall be given by the secretary at least twenty-four hours before the time fixed for the meeting, and such notice shall specify the time, place, and general purpose of the meeting, and shall be delivered personally or mailed, postage prepaid, to each director at his last post office address as it appears on the books of the company.

ARTICLE IX

SEAL

The seal of the corporation shall be impressed as follows:

ARTICLE X

STOCK CERTIFICATES

Section 1. - Form of Certificate. Each certificate of stock shall express on its face the par value, if any, of the shares, and shall indicate that the shares are fullpaid and non-assessable.

Section 2. - Issuance. All certificates of stock shall be signed by the president or vice-president and by the secretary or an assistant secretary, and the seal of the company shall be impressed thereon, The name of the owner of each certificate and the number of shares represented by it shall be entered on its stub, and each certificate issued by the company shall be receipted for by the person receiving it or by his duly authorized agent, either on the stub of the certificate or on a separate receipt, which shall be kept by the secretary.

Section 3. - Transfer. Certificates of stock shall be transferred by assignment made by the owner, his attorney in fact or legal representative, and by delivery of the certificate to the secretary of the company for transfer. Each certificate surrendered for transfer shall be marked “Cancelled” by the secretary and an incision on the certificate shall be made through the names of the subscribing officers, and the cancelled certificate shall be affixed to its stub.

Section 4. - Lost Certificates. Should the owner of any certificate of stock make application to the company for the issuance of a duplicate certificate by reason of the loss or destruction of his certificate, he shall accompany his application by an affidavit setting forth the time, place and circumstances of such loss or destruction. Should the board of directors be satisfied, from the matter set forth in said affidavit that said certificate has been lost or destroyed, the board of directors may thereupon call upon the owner of said certificate to file with the secretary of the company a bond in such amount and with such surety or sureties as the board may determine, indemnifying the company against such loss as it may suffer by reason of the issuance of a duplicate certificate or the refusal to recognize the certificate that was lost or destroyed. In the event of the approval of such bond by the board of directors, the board may thereupon authorize the issuance of a duplicate certificate. The duplicate certificate shall be marked “Duplicate”, and the stub of the certificate lost or destroyed shall indicate the issuance of the duplicate.

ARTICLE XI

DIVIDENDS

Dividends on the issued and outstanding stock from the surplus or net profits of the company may be declared by the board of directors from time to time.

ARTICLE XII

AMENDMENT AND REPEAL

These by-laws may be amended or repealed, or new by-laws may be adopted, at any meeting of the stockholders, by a resolution adopted by the holders of a majority of the issued and outstanding stock. These by-laws may also be amended or repealed, or new by-laws may be adopted; at any meeting of the board of directors.

No notice need be given of any action concerning these by-laws previous to any such meeting, if the proposed amendment, repeal or adoption of new by-laws is one of necessity arising at such meeting, and is in furtherance of the legitimate aims of the corporation.